Putnam Small Cap Value Fund, February 29, 2016, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1,370
Class B		11
Class C		90
Class M		6

72DD2 (000s omitted)

Class R		6
Class R5		0
Class R6		157
Class Y		1,661

73A1

Class A		0.126
Class B		0.048
Class C		0.064
Class M		0.067

73A2

Class R		0.102
Class R5		0.162
Class R6		0.173
Class Y		0.157

73C

Class A		0.040
Class B		0.015
Class C		0.020
Class M		0.021
Class R		0.032
Class R5		0.051
Class R6		0.054
Class Y		0.050


74U1	(000s omitted)

Class A		11,131
Class B	  	221
Class C	  	1,435
Class M	  	94

74U2	(000s omitted)

Class R	   	59
Class R5		1
Class R6		1,642
Class Y		11,073

74V1

Class A		12.82
Class B		10.86
Class C		10.82
Class M		11.70

74V2

Class R		12.62
Class R5		13.32
Class R6		13.31
Class Y		13.27


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant Series.